EXHIBIT 99.1

Intelligent Systems Announces Fourth Quarter and 2013 Results

Investor Conference Call at 11 AM EDT on March 17, 2014

NORCROSS, Ga., March 17, 2014 (GLOBE NEWSWIRE) -- Intelligent Systems Corporation (NYSE MKT:INS) [www.intelsys.com] announced today its financial results for the three and twelve month periods ended December 31, 2013.

For the twelve month period ended December 31, 2013, total revenue declined by 1 percent to $16,318,000 as compared to total revenue of $16,530,000 in the prior year. Net income attributable to Intelligent Systems for the fiscal year 2013 was $1,084,000 ($0.12 per share), which was double the net income attributable to Intelligent Systems of $534,000 ($0.06 per share) in fiscal 2012.

For the three month period ended December 31, 2013, total revenue was $3,491,000, a decline of 19 percent compared to the fourth quarter of 2012. The company recorded a net loss attributable to Intelligent Systems of $58,000 ($0.01 per share) in the fourth quarter of 2013 as compared to net income attributable to Intelligent Systems of $314,000 ($0.04 per share) in the fourth quarter of 2012.

On an annual basis, in 2013 both the ChemFree and CoreCard subsidiaries contributed to year-over-year improved profitability, despite slightly lower revenue. However, in the fourth quarter of 2013, a more significant revenue dip resulted in a net loss on a consolidated basis.

J. Leland Strange, President and Chief Executive Officer, stated, "While profitable and cash-flow positive, ChemFree experienced a revenue decline in both the fourth quarter and, to a lesser extent, annual period of 2013 compared to the prior year, reflecting primarily the expiration of an equipment lease contract in mid-2013 as well as a temporary slowdown in the number of machines purchased by its largest customer due to changes in the customer's internal regulatory processes.

"In the three and twelve month periods ended December 31, 2013, our CoreCard subsidiary grew its revenue from maintenance and support services for its base of licensed software customers and continued to add revenue from its card processing services. In 2014, we are adding new sales and marketing resources to support the processing business initiative."

The company will hold an investor conference call today, March 17, 2014 at 11 AM Eastern Daylight Time. Interested investors are invited to attend the conference call by dialing (855) 766-6518 and entering conference ID code 12096923.  A recording of the call will be posted on the company's website at www.intelsys.com as soon as available. The company intends to file its Form 10-K for the period ended December 31, 2013 with the Securities and Exchange Commission today, March 17, 2014. For additional information about reported results, investors will be able to access the Form 10-K on the company's website at www.intelsys.com or on the SEC site, www.sec.gov.

About Intelligent Systems Corporation

For over thirty-five years, Intelligent Systems Corporation (NYSE MKT:INS) has identified, created, operated and grown early stage technology companies. The company has operations and investments in the information technology and industrial products industries. The company's principal majority-owned subsidiaries are CoreCard Software, Inc. (www.corecard.com), a provider of software and services for prepaid and credit card processing, and ChemFree Corporation (www.chemfree.com), a leader in bioremediating parts washer equipment and supplies.  Further information is available on the company's website at www.intelsys.com or by calling the company at 770/381-2900.

In addition to historical information, this news release may contain forward-looking statements relating to Intelligent Systems Corporation and its subsidiary and affiliated companies. These statements include all statements that are not statements of historical fact regarding the intent, belief or expectations of Intelligent Systems Corporation and its management with respect to, among other things, results of operations, product plans, and financial condition. The words "may," "will," "anticipate," "believe," "intend," "expect," "estimate," "plan," "strategy" and similar expressions are intended to identify forward-looking statements. Prospective investors are cautioned that any such forward-looking statements are not guarantees of future performance and involve risks and uncertainties and that actual results may differ materially from those contemplated by such forward-looking statements. The company does not undertake to update or revise any forward-looking statements whether as a result of new developments or otherwise, except as required by law. Among the factors that could cause actual results to differ materially from those indicated by such forward-looking statements are instability in the financial markets, delays in product development, undetected software errors, competitive pressures, changes in customers' requirements or financial condition, market acceptance of products and services, changes in the performance, financial condition or valuation of affiliate companies, the risks associated with investments in privately-held early stage companies and further declines in general economic and financial market conditions, particularly those that cause businesses to delay or cancel purchase decisions.

CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except share and per share amounts)

	Three Months Ended Dec. 31,		Twelve Months Ended Dec. 31,
	2013	2012	2013	2012
	(unaudited)	(unaudited)	(audited)	(audited)
Revenue
Products	$2,483	$3,144	$12,608	$13,023
Services	1,008	1,185	3,710	3,507
Total revenue	3,491	4,329	16,318	16,530
Cost of revenue
Products	1,354	1,523	6,367	6,507
Services	537	685	2,257	2,465
Total cost of revenue	1,891	2,208	8,624	8,972
Expenses
Marketing	436	444	1,891	2,214
General & administrative	590	735	2,680	3,017
Research & development	816	660	2,679	2,491
Income (loss) from operations	(242)	282	444	(164)
Other income (expense)
Interest income (expense), net	(1)	(2)	1	7
Investment income (write-down)	1	(17)	1	(17)
Equity in income (loss) of affiliate	17	4	21	(12)
Other income, net	22	12	71	49
Income (loss) before income taxes	(203)	279	538	(137)
Income taxes	26	32	69	80
Net income (loss)	(229)	247	469	(217)
Net loss attributable to noncontrolling interest	171	67	615	751
Net income (loss) attributable to Intelligent Systems	$(58)	$314	$1,084	$534
Income (loss) per share based on income (loss) attributable to Intelligent Systems:
Net income (loss) per share basic & diluted	$(0.01)	$0.04	$0.12	$0.06
Basic weighted average common shares	8,958,028	8,959,028	8,958,028	8,958,028
Diluted weighted average common shares	8,958,028	8,966,846	8,959,742	8,967,679

CONDENSED CONSOLIDATED BALANCE SHEETS
(audited; in thousands, except share and per share amounts)

As of December 31,	2013	2012
ASSETS
Current assets:
Cash	$3,433	$2,347
Marketable securities	351	270
Accounts receivable, net	2,427	3,038
Note and interest receivable, current portion	--	249
Inventories, net	1,106	882
Other current assets	327	340
Total current assets	7,644	7,126
Investments	1,650	1,559
Property and equipment, at cost less accumulated depreciation	1,145	1,144
Patents, net	64	107
Other long-term assets	124	--
Total assets	$10,627	$9,936

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$472	$294
Deferred revenue, current portion	668	918
Accrued payroll	680	519
Accrued expenses	623	711
Other current liabilities	267	379
Total current liabilities	2,710	2,821
Deferred revenue, net of current portion	238	48
Other long-term liabilities	185	148
Total Intelligent Systems Corporation stockholders' equity	8,806	7,637
Noncontrolling interest	(1,312)	(718)
Total stockholders' equity	7,494	6,919
Total liabilities and stockholders' equity	$10,627	$9,936
CONTACT: For further information, call
         Bonnie Herron, 770-564-5504
         or email to bherron@intelsys.com